Exhibit 10.5

CHICO’S FAS, INC.
2020 OMNIBUS STOCK AND INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT
FOR PERFORMANCE SHARE UNITS
EMPLOYEE

This Performance Award Agreement (this “Performance Award Agreement”) is effective as of the Grant/Award Date indicated on the Appendix hereto (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and the Participant named in the Appendix hereto (the “Employee”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Company’s 2020 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Performance Award Agreement. All references to specified paragraphs pertain to paragraphs of this Performance Award Agreement unless otherwise specifically provided. The Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) approved this Performance Award grant, in the form of performance share units (“PSUs”), pursuant to the Plan, provided that the Employee continues to be employed as an employee of the Company on the Grant Date.
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of PSUs. The Company hereby grants to the Employee the right to receive the target number of PSUs indicated on the Appendix hereto (the “Target”) on the Vesting Date set forth in Paragraph 5, with the earn-out opportunity to receive PSUs equal to <<%>> - <<%>> of the Target, subject to the achievement of the Performance Goals set forth in Paragraph 2. After the achievement and certification of the Performance Goals as provided in Paragraph 2.b, each PSU earned based on performance shall entitle the Employee to receive one share of Common Stock of the Company, payable on the Payment Date (as defined below), provided the applicable employment requirements of Paragraphs 5, 6 and 7 are met. The PSUs are granted pursuant to the Plan and are subject to the provisions of the Plan, as well as the provisions of this Performance Award Agreement. The Employee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Performance Award Agreement. To the extent the terms of the Plan and this Performance Award Agreement are in conflict, the terms of the Plan shall govern.
2.Earning the Award and Performance Goals. The Employee’s right to receive the PSUs is subject to the following conditions (and the PSUs shall not be considered earned until all of the below conditions are met):
a.The Employee continues to be employed through the Vesting Date set forth in Paragraph 5, subject to the provisions in Paragraphs 6 and 7, and
b.The performance goals established by the Committee (the “Performance Goals”) are achieved as provided in this Paragraph 2.b. Such Performance Goals have been established

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by the Committee and are based upon the Company’s RONA (as defined below) performance for the three fiscal years during the Performance Period. Threshold, target and maximum levels apply to the determination of each fiscal year’s achievement, and a maximum level applies to the determination of the Overall Performance payout, in each case as described on Exhibit 1 hereto. The “Performance Period” begins <<date>> and ends on <<date>>. If the actual Overall Performance is above the established maximum, no PSUs shall be payable above such maximum. The Committee shall determine and certify the level of Overall Performance after the end of the Performance Period. Except as provided otherwise in Paragraph 7.a (in the event of death) or Paragraph 7.b (in the event of a Change in Control), any PSUs that are not, based on the Committee’s determination, earned by performance during the Performance Period shall be forfeited.
c.“RONA” for each fiscal year in the Performance Period shall be computed as the Company’s (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets (with all of the foregoing terms as determined per the Company’s financial statements for the applicable period) but shall exclude:
(i)the impact of (a) restructurings, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, the impact of material litigation or claim judgments or settlements or insurance settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual or non-recurring items, (b) an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, and (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.
3. No Transfer of PSUs. During the Restriction Period (as defined in Paragraph 5), the Employee shall have no rights to or with respect to such PSUs except as specifically set forth in this Performance Award Agreement, and, during the Restriction Period, such nonvested PSUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution or by qualified domestic relations order or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Employee.
4.Risk of Forfeiture. Subject to Paragraphs 6 and 7: (a) upon termination of the Employee’s employment (as determined under Paragraph 8) prior to the Vesting Date or (b) after the Termination Date (as defined in Paragraph 8) but prior to the Payment Date, upon the Committee’s (or its delegee’s) determination that the Employee has violated any of the covenants in Paragraphs 13 through 17 herein, in each case regardless of whether the Performance Requirements under Paragraph 2.b are achieved, the Employee shall not earn and shall forfeit the right to receive all PSUs.
5.Vesting Date and Payment Date. Subject to the forfeiture provisions in Paragraphs 4 and 6 and the accelerated vesting provisions in Paragraph 7, if the employment requirements are met and to the extent the Performance Goals set forth in Paragraph 2 are achieved, the restrictions applicable to the PSUs will lapse on the third anniversary of the Grant Date (the “Vesting Date”), as shown in the Vesting Schedule indicated on Exhibit 1 hereto. The

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period from the Grant Date to the Vesting Date is sometimes referred to as the “Restriction Period.” To the extent not previously forfeited, and subject to the provisions in Paragraph 7.b, the vested and earned PSUs shall be paid on the date set forth in Paragraph 9.a (the “Payment Date”) in the form of unrestricted shares of Common Stock as provided in Paragraph 9, subject to the provisions in Paragraph 12. To the extent the Payment Date is a designated period (such as a designated month or months), the Company will determine in its sole discretion the exact payment date(s) within the designated period of time.
6.Termination of Employment. The Employee’s voluntary or involuntary termination of employment (as determined under Paragraph 8) shall affect the Employee’s rights under this Performance Award Agreement as follows:
a.Voluntary Termination or Termination for Cause. If, other than as specified below, the Employee voluntarily terminates employment with the Company or the Employee’s employment is involuntarily terminated for Cause by the Company prior to the Vesting Date, then the Employee has not earned the PSUs and shall forfeit the right to receive all PSUs. For purposes of this Performance Award Agreement, “Cause” shall mean:
(i)If the Employee has an Employment Agreement (as defined in Paragraph 27.b) in effect on the Grant Date that defines Cause, Cause as defined in the Employment Agreement; or
(ii)If the Employee does not have an Employment Agreement in effect on the Grant Date or such Employment Agreement does not define Cause, the Employee’s engaging in any of the following conduct:
(A)    Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;
(B)    Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;
(C)    Continued neglect, gross negligence, or willful misconduct by the Employee in the performance of the Employee’s duties, which has a material adverse effect on the Company or its subsidiaries;
(D)    Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Employee;
(E)    Material breach of the terms of this Performance Award Agreement, including but not limited to Paragraphs 13 through 18 herein; or
(F)    Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Employee’s ability to perform his or her duties and responsibilities.

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b.Involuntary Termination without Cause. Unless Paragraph 7.b applies, if the Employee’s employment is involuntarily terminated without Cause by the Company prior to the Vesting Date, then the Employee has not earned the PSUs and shall forfeit the right to receive all PSUs.
7.Death or Change in Control. The Employee’s death or a Change in Control, shall affect the Employee’s rights under this Performance Award Agreement as follows:
a.Death. Unless Paragraph 7.b applies, if the Employee’s employment with the Company is terminated by death prior to the Vesting Date, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested and performance shall be determined as provided below in this Paragraph 7.a. and, to the extent earned based on performance, the vested PSUs shall be paid within sixty (60) days after the Employee’s date of death. For each completed fiscal year during the Performance Period that ends prior to the Employee’s date of death, performance shall be based on actual performance as determined as described on Exhibit 1. For each fiscal year during the Performance Period that does not end prior to the Employee’s date of death, performance shall be deemed equal to the target performance goal as described on Exhibit 1. The earned PSUs will be determined as described on Exhibit 1 but using the performance described in this Paragraph 7.a.
b.Change in Control. Notwithstanding any other provisions of this Performance Award Agreement, the provisions of this Paragraph 7.b shall apply after a Change of Control.
(i)If a Change in Control shall occur prior to the Payment Date (for a Payment Date that is a designated period, then prior to the first day of such designated period) and the successor company does not assume, convert, continue, or otherwise replace the PSUs on proportionate and equitable terms, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested, shall be subject to the performance requirements set forth in subparagraph (iii) below, and shall be paid no later than thirty (30) days after the date of the Change in Control.
(ii)If a Change in Control shall occur prior to the Payment Date (for a Payment Date that is a designated period, then prior to the first day of such designated period) and the successor company does assume, convert, continue or otherwise replace the PSUs on proportionate and equitable terms, then the PSUs shall be vested and paid as provided in the following sentence and shall be subject to the performance requirements set forth in subparagraph (iii) below. To the extent not previously vested or forfeited, the PSUs shall vest on the Vesting Date provided the Employee is employed on the Vesting Date. If the employment of the Employee is involuntarily terminated without Cause by the Company or a subsidiary within twenty-four (24) months after the Change in Control, then the PSUs earned based on performance in accordance with subparagraph (iii) below shall be deemed earned and vested upon such termination of employment and shall be paid within sixty (60) days after the Employee’s involuntary termination without Cause. If the employment of the Employee is terminated due to the Employee’s death, then the PSUs earned based on performance in accordance with subparagraph (iii) below shall be deemed earned and vested upon such death and shall be paid within sixty (60) days

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after the Employee’s death. If the Employee’s employment is terminated for any other reason by the Company or a subsidiary or by the Employee, no PSUs shall be earned and all PSUs shall be immediately forfeited.
(iii)For PSUs subject to subparagraphs (i) and (ii) above, performance shall be determined by the Committee as follows: For each completed fiscal year during the Performance Period that ends at least one month prior to the Change in Control, performance shall be based on actual performance as determined as described on Exhibit 1. For each fiscal year during the Performance Period that does not end at least one month prior to the Change in Control, performance shall be deemed equal to the target performance goal as described on Exhibit 1. The PSUs earned based on performance will be determined as described on Exhibit 1 but using the performance described in this subparagraph (iii). For PSUs subject to subparagraphs (i) and (ii) above, the forfeiture provisions in Paragraph 4.b shall not apply after the Termination Date.
(iv)If a Change in Control shall occur on or after a Payment Date (for a Payment Date that is a designated period, then on or after the first day of such designated period), then the PSUs shall vest and be paid in accordance with Paragraph 5.
(v)For purposes of this Paragraph 7.b, a Change in Control shall have the meaning set forth in the Plan.
8.Definition of Employment and Termination Date. For purposes of this Performance Award Agreement, “employment” means employment by the Company and/or its subsidiary (as “subsidiary” is defined under the Plan). “Termination Date” means the date upon which the Employee is separated from employment, whether voluntary or involuntary. Neither the transfer of the Employee from employment by the Company to employment by a subsidiary, nor the transfer of the Employee from employment by a subsidiary to employment by the Company, nor the transfer of the Employee from employment by a subsidiary to employment by another subsidiary shall be deemed to be a termination of employment of the Employee. Furthermore, except as required in Paragraph 23.a, in no event shall employment be deemed terminated under this Performance Award Agreement unless and until the Employee’s employment by the Company, to the extent applicable, and each of its subsidiaries, to the extent applicable, is terminated such that the Employee is no longer employed by the Company or any of its subsidiaries. Moreover, the employment of the Employee shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Employee returns to active employment within ninety (90) days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. [For Executive Chair include: Notwithstanding any other provision of this Paragraph 8, for purposes of this Performance Award Agreement, employment shall be deemed to continue during any period beginning after the Grant Date during which the Employee serves as a Non-Employee Director of the Company or any subsidiary immediately following his or her termination as an employee and any reference to “employment” or “termination of employment” or “separated from employment” or similar phrases in this Performance Award Agreement shall mean

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“director service” or “termination of director service” or “separated from director service”, respectively, for any period that the Employee serves as a Non-Employee Director of the Company or any subsidiary. For purposes of this Performance Award Agreement, “involuntary termination without Cause” or “involuntarily terminated without Cause” for a Non-Employee Director shall mean ceasing director service due to: (i) the failure to receive the affirmative vote of a majority of votes cast by shareholders in a director election; or (ii) not being nominated for reelection by the Board of Directors if the Non-Employee Director is willing to stand for reelection.] The Committee’s (or its delegee’s) determination in good faith regarding whether a termination of employment or service of any type has occurred shall be conclusive and determinative.
9.Issuance and Delivery of Shares; Ownership Rights.
a.Issuance and Delivery of Shares. With respect to PSUs that become vested as provided in Paragraph 5, the shares of Common Stock will be issued and delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator on the Payment Date set forth on Exhibit 1 hereto and will be freely transferable by the Employee (subject to compliance with applicable securities law). With respect to PSUs that become vested as provided in Paragraph 7.a or Paragraph 7.b, the shares of Common Stock will be issued and delivered to the Employee via electronic delivery to the Employee’s account with the Company’s stock plan administrator as provided in Paragraph 7.a or Paragraph 7.b and will be freely transferable by the Employee (subject to compliance with applicable securities law). The Committee may change the above procedure for issuance and delivery of shares of Common Stock at any time but may not delay the Payment Date or the date of payment under Paragraph 7.a or Paragraph 7.b beyond the latest payment date set forth in Paragraph 23. Notwithstanding any other provision of this Performance Award Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.
b.Ownership Rights and Dividend Equivalents. The Employee has no voting or ownership rights with regard to the shares of Common Stock underlying the PSUs prior to the issuance of such shares. The Employee shall be credited with dividend equivalents for all dividends paid in cash that holders of Common Stock of the Company are entitled to receive in respect of Common Stock and that have record dates subsequent to the Grant Date and prior to the Payment Date set forth in Paragraph 9.a (or any applicable earlier payment date provided under Paragraph 7.a or Paragraph 7.b). The Employee shall be entitled to receive such dividend equivalents in cash to the extent the underlying PSUs are vested and earned and such dividend equivalents shall be paid on the Payment Date set forth on Exhibit 1 hereto (which does not need to be the same date as for the PSUs under Paragraph 9.a), provided, however, that, in all events, if the payment date of the PSUs is accelerated under Paragraph 7.a or Paragraph 7.b, then the payment date of the dividend equivalents shall also be accelerated and paid at the same time as provided under Paragraph 7.a or Paragraph 7.b. To the extent any nonvested PSUs are not earned and are forfeited, the dividend equivalents attributable to such PSUs shall also not be earned and shall be forfeited. After the issuance and delivery of the shares of Common Stock, the Employee shall have all voting and ownership rights as provided to other shareholders.
c.Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the PSUs or dividend equivalents beyond the applicable Payment Date for administrative reasons. Any delay shall be in accordance with the requirements

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of Paragraph 23. However, the Company shall not be liable to the Employee or any successor in interest for damages relating to any delays in issuing and delivering the shares via electronic delivery or in payment of dividend equivalents to the Employee or any successor in interest, or any mistakes or errors in the issuance or delivery of the shares or in payment or delivery of shares or cash amounts payable under this Performance Award Agreement.
10.Reorganization of Company and Subsidiaries. The existence of this Performance Award Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the PSUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, reverse stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (each a “Recapitalization Event”), then for all purposes references herein to Common Stock or to PSUs shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the PSUs.
12.Certain Restrictions. By accepting the Performance Award, the Employee agrees that if at the time of delivery of the shares of Common Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Employee will acquire the Common Stock for the Employee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Employee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Performance Award Agreement.
13.Confidential Information.
a.Nondisclosure and Non-use. By accepting the Performance Award, the Employee covenants and agrees that both during the Employee’s employment with the Company and thereafter, the Employee (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of the Company and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by the Company in the course of the Employee’s employment or by law; and (iii) shall not use, directly or indirectly, for the Employee’s own benefit or for the benefit of another, any Confidential Information. The Employee acknowledges that Confidential Information has been and will be developed and acquired by the Company and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of the Company’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to the Company’s and its Affiliates’ business. For purposes of this Performance Award Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control of, the Company.

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b.Definition of Confidential Information. For purposes of this Performance Award Agreement, “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, the Employee in connection with the Employee’s past, present or future employment with the Company and that relates to the business, products, services, research or development of any of the Company or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons. Nothing in this Performance Award Agreement prohibits the Employee from reporting an event that the Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such government agency. The Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
c.Not Confidential Information. Confidential Information shall not include information that the Employee can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by the Employee from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to the Employee on a non-confidential basis prior to the Employee’s employment with the Company.

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d.Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and the Employee will bear the burden of proving that any Confidential Information is publicly or rightfully known by the Employee.
e.Return of Confidential Information and Materials. The Employee agrees to return to the Company either before or immediately upon the termination of the Employee’s employment with the Company any and all information, materials or equipment which constitutes, contains, or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of the Company in the possession, custody or control of the Employee which was obtained by the Employee during the course of or as a result of the Employee’s employment with the Company whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for the Employee. The Employee shall also provide the Company, if requested to do so, the name of the new employer of the Employee and the Company shall have the right to advise any subsequent employer of the Employee’s obligations hereunder.
14.Non-Competition. By accepting the Performance Award, the Employee covenants and agrees that during the term of the Employee’s employment with the Company and for a twelve (12) month period [six (6) month period for Vice Presidents and below] [twenty-four (24) month period in the case of the Chief Executive Officer] immediately after the Termination Date (the “Restricted Period”), the Employee will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business that the Employee has provided for the Company (and/or its Affiliates) within the twelve (12) month period immediately preceding the Termination Date within the Restricted Territory. For purposes of this Performance Award Agreement, a “Competing Business” shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel and sleepwear products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: J. Jill, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., The GAP, Inc., Victoria’s Secret & Co., and Ascena Retail Group, Inc. For purposes of this Performance Award Agreement, the “Restricted Territory” means where the Company’s products are marketed as of the Termination Date.
This covenant on the part of the Employee shall be construed as an agreement independent of any other provision of this Performance Award Agreement; and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Performance Award Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Employee expressly agrees that the restrictions of this Paragraph 14 will not prevent the Employee from otherwise obtaining gainful employment upon termination of the Employee’s employment with the Company as of the Termination Date and acknowledges that these restrictions are reasonable consideration for the grant of the Performance Award hereunder.
15.Non-Solicitation of Employees. By accepting the Performance Award, the Employee agrees that for a period of two (2) years after the Termination Date, the Employee shall not, directly or indirectly, induce, solicit or encourage any employee of the Company or its Affiliates to terminate or alter his or her relationship with the Company or its Affiliates.

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16.Non-Solicitation of Customers, Suppliers, and Business Associates. By accepting the Performance Award, the Employee agrees that for a period of two (2) years after the Termination Date, the Employee shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company or an Affiliate to terminate or alter its relationship with the Company or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with a Company product, service, marketing item, or other item which presently exists, or which was under development or active consideration during the Employee’s employment with the Company.
17.Non-Disparagement. By accepting the Performance Award, the Employee covenants and agrees that both during the Employee’s employment with the Company and thereafter, the Employee shall not, directly or indirectly, disparage the Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or any entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.
18.Reasonable Cooperation. By accepting the Performance Award, the Employee acknowledges and agrees that, during the course of the Employee’s employment with the Company, the Employee will be involved in, and may have information or knowledge of, business matters that may become the subject of legal action, including threatened litigation, investigations, administrative proceedings, hearings or disputes. As such, upon reasonable notice, both during the Employee’s employment with the Company and thereafter, the Employee agrees to cooperate fully with any investigation into, defense or prosecution of, or other involvement in, claims to which the Employee has personal and relevant knowledge that are or may be made by or against the Company. This agreement to cooperate includes talking to or meeting with such persons at times and in such places as the Company and the Employee reasonably agree to, as well as giving truthful evidence and truthful testimony. The Company shall reimburse the Employee for reasonable out-of-pocket expenses actually incurred in connection with such assistance. The Employee also promises to notify the Company within five (5) days if the Employee is subpoenaed or contacted by a third party seeking information about Company activities.
19.Noncompliance Reporting. By accepting the Performance Award, the Employee agrees that if, at any time, the Employee learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Employee will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Performance Award Agreement is intended to or will be used in any way to limit the Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
20.Amendment and Termination. No amendment or termination of this Performance Award Agreement which would materially impair the rights of the Employee shall be made by the Board of Directors, the Committee, its delegee or the Plan Administrator at any time without the written consent of the Employee. No amendment or termination of the Plan will materially adversely affect the right, title and interest of the Employee under this Performance

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Award Agreement or to the Performance Award granted hereunder without the written consent of the Employee.
21.No Guarantee of Employment. This Performance Award Agreement shall not confer upon the Employee any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Employee’s employment or other service at any time.
22.Withholding of Taxes. The Company shall have the right to (i) make deductions from the number of shares of Common Stock otherwise deliverable upon satisfaction of the conditions precedent under this Performance Award Agreement (and other amounts payable under this Performance Award Agreement) in an amount sufficient to satisfy withholding of any U.S. or Canadian federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements, unless the Employee has elected to have an additional amount withheld (up to the maximum allowed by law).
23.Other Tax Provisions.
    Code Section 409A Exemption. This Performance Award Agreement is intended to comply with an exemption from the requirements of Code Section 409A by reason of the short-term deferral exemption set forth in Treasury Regulation § 1.409A-1(b)(4) and shall be interpreted accordingly, and any right or benefit under this Performance Award Agreement shall be provided and paid in a manner, and at such time and in such form, as to maintain an exemption from Code Section 409A. To that end, subject to any delays allowed under Code Section 409A applicable to short-term deferrals, any payment under this Performance Award Agreement shall be paid in all events within two and one-half (2½) months after the end of the later of the tax year (of the Employee, which is usually the calendar year) or the fiscal year (of the Company or subsidiary to which the Employee provides services) during which the PSUs is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A. Notwithstanding the foregoing, in the event this Performance Award Agreement or any benefit paid hereunder is deemed to be subject to Code Section 409A, the Employee consents to the Company's adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Each payment made pursuant to any provision of this Performance Award Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. If upon a “separation from service” within the meaning of Code Section 409A, the Employee is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following the Employee’s separation from service, or (ii) ten (10) days after the Company receives written confirmation of the Employee’s death. To the extent required under Code Section 409A, termination or cessation of employment shall be read to mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision of this Performance Award Agreement, the Employee and his or her successor in interest shall be solely responsible

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and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or his or her successor in interest in connection with this Performance Award Agreement (including any taxes and penalties under Code Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee or his or her successor in interest harmless from any or all of such taxes or penalties.
b.No Guarantee of Tax Consequences. Neither the Company nor any affiliate nor any successor, nor the Plan Administrator, nor the Committee, nor any delegee makes any commitment or guarantee that any federal or state or other tax treatment will apply or be available to any person eligible for benefits under this Performance Award Agreement.
24.Entire Agreement. This Performance Award Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
25.Severability. In the event that any provision of this Performance Award Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Performance Award Agreement and this Performance Award Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
26.Governing Law. This Performance Award Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
27.Miscellaneous Provisions.
a.Not a Part of Salary. The grant of this Performance Award is not intended to be a part of the salary of the Employee.
b.Conflicts with Any Employment Agreement. Notwithstanding Paragraph 24 above, if the Employee has an employment or change in control agreement with the Company or any of its subsidiaries (an “Employment Agreement”) which contains different or additional provisions relating to vesting of restricted stock unit awards, or otherwise conflicts with the terms of this Performance Award Agreement, the provisions of the Employment Agreement shall govern except to the extent compliance with such provision would result in the loss of an exemption from Code Section 409A.
c.Independent Covenants. The Employee acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Employee and the Company and the existence of any claim or cause of action the Employee may have against the Company shall not constitute a defense to enforcement of the Employee’s promises herein. To the extent the topic of any restrictive covenant in Paragraphs 14 through 17 is addressed in an enforceable restrictive covenant agreement between the Employee and the Company, whether effective before or after this Performance Award Agreement (the “Restrictive Covenant Agreement”), the parties agree that the terms of such restrictive covenant contained in the Restrictive Covenant Agreement shall apply instead of the corresponding covenant in this Performance Award Agreement.

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d.Electronic Delivery and Signatures. The Employee hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Performance Award Agreement). The Employee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Employee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
e.Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Employee, and the Employee acknowledges receipt thereof.
f.Committee Action. To the extent any provision of this Performance Award Agreement provides authority to the Committee or its delegee to act related to a non-ministerial matter, only the Committee may act to the extent such provision applies to an Insider. “Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.
28.Clawback Provision. As a condition of receiving the Performance Award, the Employee acknowledges and agrees that the Employee’s rights, payments and benefits with respect to the PSUs and the shares of Common Stock underlying the PSUs shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s Incentive Compensation Clawback Policy or similar policy as may be adopted from time to time by the Board of Directors or the Committee, which could in certain circumstances require repayment or forfeiture of the PSUs or any shares of Common Stock or other cash or property received with respect to the PSUs. To the extent allowed by law and as determined by the Committee, the Employee agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Employee by the Company.
The Employee may reject this Performance Award Agreement on the internet hosting website designated by the Company for the Plan during the thirty (30) days after the Grant Date, in which case this Performance Award Agreement shall be cancelled and forfeited ab initio. If the Employee does not reject this Performance Award Agreement within those thirty (30) days, this Performance Award Agreement shall be deemed accepted by the Employee.

    IN WITNESS WHEREOF, this Performance Award Agreement has been executed and delivered by the Company.

CHICO’S FAS, INC.

By:     Kristin M. Gwinner
Title:    Executive Vice President - Chief Human Resources Officer

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Exhibit 1 to Performance Award Agreement
Grant Date:    <<date>>
Vesting Date: <<date>>
Payment Date: <<date>> through <<date>> (Specific payment date(s) within this period to be determined by the Company.)
Performance Goals:

Threshold, Target and Maximum Performance Goals and % of Target Achieved
	Threshold	Target	Maximum
FY XXXX	RONA = <<%>>	RONA = <<%>>	RONA = <<%>>
FY XXXX	RONA = <<bps>> below Target RONA for FY XXXX	RONA = <<bps>> increase over actual FY XXXX RONA	RONA = <<bps>> increase over Target RONA for FY XXXX
FY XXXX	Threshold = <<bps>> below Target RONA for FY XXXX	RONA = <<bps>> increase over actual FY XXXX RONA	Maximum = <<bps>> increase over Target RONA for FY XXXX
% of Target RONA Achieved*	<<%>>	<<%>>	<<%>>

* If performance for a fiscal year is between the Threshold and Target or between the Target and Maximum Performance Goals, the “% of Target RONA Achieved” for that fiscal year will be determined by applying linear interpolation to the performance interval.

Payout Percentage:

Overall Performance will be determined by averaging the “% of Target RONA Achieved” for the three fiscal years of the Performance Period (if the Threshold Performance Goal set forth above is not met for a fiscal year, then 0% is used in calculating the average). The Overall Performance calculation (from <<%>> to <<%>>) is not subject to a threshold but is subject to a maximum of <<%>>.

Payout Percentage will equal the Overall Performance times the target number of PSUs.

*Any fractional PSU earned will be rounded up to the nearest whole PSU.

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